Press release
For immediate release
March 1 2007

DRILLING AT POSTE LEMOYNE EXTENSION The Orfée zone confirmed to a depth of 310 m The Orfée Est zone extended by 125 m laterally

Virginia Mines Inc. (« Virginia ») is pleased to report results from the exploration program recently completed on the Poste Lemoyne Extension property, located along the Trans-Taïga road in the Quebec Middle-North region. The property is 100% owned by V irginia and is subject to a 1% royalty (N.S.R.) payable to GlobeStar Mining Corporation. Virginia may buy back 0.5% of the royalty in return for $500,000. The Poste Lemoyne Extension is host to the Orfée zone, containing resources totalling 94,854 ounces (measured and inferred), and grading 14.5 g/t Au (National Instrument 43-101 – published April 8, 2003).

The work program carried out in December 2006 and January 2007 included eleven (11) diamond drill holes totalling 3,803 m. Five holes (PLE-06-86 to 90) were done in the Orfée area with the main objective of testing at depth the extension of the Orfée zone. Best results come from hole PLE-06-87, which crosscut an intersection grading 28.73 g/t Au / 2 m(uncut), thus extending the vertical continuity of the high-grade zone by an extra 60 m to a depth of 310 m. Three other holes (PLE-06-88, 89 and 90), testing the down plunge extension of the Orfée zone to vertical depths of 350 m to 450 m, intersected low-grade, mineralized envelopes that are comparable to the ones generally found around the richer core of the Orfée zone (the best intersection graded 4.66 g/t Au over 2.85 m). These results suggest that the high-grade zone is no longer present at these depths or that the plunge has changed significantly. Finally, hole PLE-06-86, which tested the west extension of the Orfée zone to a vertical depth of 200 m, did not intersect any economic mineralization.

Six holes (PLE-07-91 to 96) were drilled 500 m east of the Orfée area in order to test in more detail the Orfée Est zone, a large gold structure that in the past returned many intersections highly anomalous in gold in thicknesses reaching over 40 m. These new holes confirmed the continuity of the Orfée Est zone to a vertical depth of nearly 200 m and prolonged its lateral extension towards the east over an additional distance of 125 m. The Orfée Est zone which remains open in all directions, consists of a large zone of shearing and mylonitization developed within a mixed sequence of metric alternations of basalt, wacke, iron formation and QFP. These rocks are strongly altered (biotite, amphibole, tourmaline, silica) and contain finely disseminated sulphide mineralization (pyrrhotite, pyrite, arsenopyrite, chalcopyrite trace) that can reach over 20% locally. Recent work confirmed that the Orfée Est zone changes its orientation gradually from EW to ENE towards the East. New holes yielded several large intersections very anomalous in gold including, on many occasions, intervals grading 1 g/t Au or more, over thicknesses of 15 to 25 m: 0.58 g/t Au over 62 m including 1.17 g/t Au over 15.25 m (PLE-07-91), 0.55 g/t Au over 73 m including 1.07 g/t Au over 25 m (PLE-07-92) and 0.42 g/t Au over 105 m including 1.02 g/t Au over 20 m (PLE-07-93). Furthermore, some holes intersected metric intervals with higher grades: 57.36 g/t Au over 1 m and 6.28 g/t Au over 2 m in hole PLE-07-95, 5.2 g/t Au over 2 m in hole PLE-07-91 and 6.03 g/t Au over 1 m in hole PLE-07-94.

Virginia is very much encouraged by these results and has recently initiated an IP geophysical survey covering a vast area on the property, including the Orfée and Orfée Est zones. A new diamond drilling program will begin shortly to continue the evaluation of the Orfée Est zone and to test many other geophysical and geochemical targets.

Complete results of the work program are reported in the annexed table.

Work is carried out by the personnel of Services Techniques Geonordic Inc., under the supervision of Paul Archer, Geological Engineer. He is a Qualified Person (as defined by National Instrument 43-101) and has more than 25 years of experience in exploration.

In 2004, Virginia has set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples, coming from core halves varying in length from 0.5 to 1.5 metre are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats by fire-assay with finishing by gravimetry are done on all samples grading 500 ppb Au or more.

VIRGINIA MINES INC. POSTE LEMOYNE EXT. PROPERTY Drill results Orfée Zone

Hole/	Line/	Station	Azimuth/	Dip/	Length (m)	From/	To/	Length (m)		g/t Au
PLE06-86	27+00E	2+90N	192	-52	278			LV
PLE06-87	28-15E	3+44N	192	-58	425	370.0	372.0	2.0	(1.74)	28,73(NC) ; 20,94(C)
PLE06-88	28+17E	4+25N	190	-55	483	430.0	437.05	7.05	(6.3)	2.20
					Incl.	434.2	437.05	2.85	(2.54)	4.66
PLE06-89	28+20E	4+75N	192	-55	530	484.0	486.6	2.6	(2.26)	0.80
PLE06-90	28+24E	5+26N	190	-55	570	523.5	524.5	1.00	(0.87)	4.73

Orfée Est Zone

Hole	Line	Station	Azimuth	Dip	Length (m)	From	To	Length (m)		g/t Au
PLE07-91	34+00E	1+57N	190	-52.5	333	76.0	138.0	62.0	(50.0)	0.58
					Incl.	102.8	118.0	15.25	(12.3)	1.17
					Incl.	110.0	112.0	2.0	(1.61)	5.20
PLE07-92	32+75E	1+98N	190	-52.5	291	200.0	273.0	73.0	(58.4)	0.55
					Incl.	229.0	254.0	25.0	(20.0)	1.07
					Incl.	243.3	245.0	1.70	(1.36)	4.62
PLE07-93	33+50E	1+85N	190	-52.5	299.5	120.0	225.0	105.0	(84.0)	0.42
					Incl.	164.0	184.0	20.0	(16.0)	1.02
					Incl.	183.0	184.0	1.0	(0.8)	5.07
PLE07-94	34+00E	2+11N	190	-52.8	255	162.0	192.0	30.0	(25.0)	0.60
					Incl.	162.0	163.0	1.0	(0.83)	6.03
					Incl.	181.8	184.2	2.4	(2.0)	2.71
PLE07-95	34+50E	2+15N	190	-53	183	135.0	136.0	1.0	(0.8)	57.36
						139.55	141.55	2.0	(1.6)	6.28
PLE07-96	35+00E	2+35N	190	-52.5	156	95.0	109.0	14.0	(10.5)	0.29

								(2.5) = True thickness
								NC: Uncut
								C: Cut to 1 oz

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $44,370,163 as of December 31 2006, and 26,383,198 shares issued and outstanding as of January 31, 2007. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT: Andre Gaumond, President, Paul Archer, V-P Exploration or Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events